Exhibit 99

FIRST PACTRUST BANCORP, INC. ANNOUNCES

3RD QUARTER EARNINGS

November 9, 2004

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.4 million for the quarter ended September 30, 2004 compared to $970,000 for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, First PacTrust Bancorp reported net income of $4.0 million, an increase of $1.0 million or 34.0% compared to net income of $3.0 million for the nine months ended September 30, 2003. First PacTrust Bancorp reported both basic and diluted earnings per share of $.32 for the quarter ended September 30, 2004 compared to $.20 for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, the Bancorp reported basic and diluted earnings per share of $.92 and $.90, respectively. First PacTrust Bancorp reported both basic and diluted earnings per share of $.61 for the nine months ended September 30, 2003.

Net interest income before provision for loan losses increased 11.9% to $5.1 million for the quarter ended September 30, 2004 as compared to $4.6 million for the third quarter of the prior year. Total interest income increased $1.1 million to $8.0 million as compared to $7.0 million in the prior year’s third quarter, reflecting increased average loan balances on lower yielding loans. Total interest expense increased $533,000 to $2.9 million from $2.4 million for the third quarter of the prior year as a result of changes in market rates of interest as well as increases in the average balances of deposits and FHLB borrowings.

During the third quarter of 2004, a $194,000 provision for loan losses was made compared to $435,000 in the same period of the prior year. Provisions of $450,000 and $1,063,000 were made for the nine months ended September 30, 2004 and 2003, respectively. The decrease in the provision was due to slower growth in the loan portfolio in 2004 compared to the same period in 2003 as well as continued low levels of charge-offs and nonperforming assets. The allowance for loan losses as a percentage of loans outstanding remained consistent at .71% for both periods.

Noninterest expense increased $68,000 to $3.0 million for the third quarter of 2004 from $2.9 million in the prior year’s quarter. Noninterest expense increased $817,000, or 9.8%, to $9.1 million for the nine months ended September 30, 2004 from $8.3 million for the nine months ended September 30, 2003. Significant contributing factors were increased compensation and benefits expense due to an increase in the number of employees primarily related to the opening of the Rancho Bernardo branch in July of 2003, and additional awards granted under the Recognition and Retention Plan (“RRP”) in the second quarter of 2004.

Total assets increased by $50.6 million, or 8.1%, to $674.6 million at September 30, 2004 from $624.0 million at December 31, 2003. The increase primarily reflected growth in loans receivable of $56.7 million, funded by an increase in deposits of $60.5 million.

Equity decreased $6.2 million to $78.4 million at September 30, 2004 from $84.5 million at December 31, 2003. The decrease resulted from the purchase of 448,300 shares of treasury stock for $10.1 million and the payment of dividends of $1.3 million, which was supplemented by $4.0 million of income earned during the nine months ended September 30, 2004.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with eight branches serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$8,028	$6,950	$23,598	$20,143
Total interest expense	2,919	2,386	8,251	6,613

Net interest income	5,109	4,564	15,347	13,530
Provision for loan losses	194	435	450	1,063

Net interest income after provision for loan losses	4,915	4,129	14,897	12,467
Noninterest income	437	384	1,220	947
Noninterest expense	2,962	2,894	9,117	8,300

Income before taxes	2,390	1,619	7,000	5,114
Income tax provision	1,033	649	3,017	2,142

Net income	$1,357	$970	$3,983	$2,972

Earnings per share
Basic	$.32	$.20	$.92	$.61

Diluted	$.32	$.20	$.90	$.61

	September 30, 2004	December 31, 2003
	(In thousands)
Selected Financial Condition Data
Total assets	$674,556	$623,964
Cash and cash equivalents	13,433	11,575
Loans receivable, net	643,914	587,251
Securities available for sale	98	6,419
Deposits	450,446	389,925
Advances from Federal Home Loan Bank	142,500	147,000
Stockholders’ equity	78,380	84,539

	Three months ended September 30,		Nine months ended September 30,
Selected Financial Ratios (1)	2004	2003	2004	2003
Return on average assets	.81%	.66%	.81%	.75%
Return on average equity	6.92	4.44	6.59	4.47
General and administrative expenses to average assets	1.77	1.98	1.86	2.09
Efficiency ratio (2)	56.05	58.49	56.90	57.33
Net interest margin	3.12	3.22	3.21	3.54

	As of September 30, 2004	As of September 30, 2003
Non-performing assets to total assets (3)	.01%	.01%
Book value per common share (4)	$18.72	$18.08

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income less gain on sale of securities.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.